Exhibit 99.1

Vallon Pharmaceuticals Provides an Update on Proxy Voting for the Proposed Merger with GRI Bio and Urges Stockholders of Record as of March 6, 2023 to Vote by April 11, 2023, at 11:59 PM ET

Over 90% of the shares voted to date have shown support “FOR” each of the five proposals, but additional votes are needed in order to close the proposed merger with GRI Bio

PHILADELPHIA, PA, April 4, 2023 – Vallon Pharmaceuticals, Inc. (NASDAQ: VLON), (“Vallon” or the “Company”), today urges its stockholders of record as of March 6, 2023 to vote in favor of all of the proposals outlined in the Company’s definitive Proxy Statement (the “Proxy”) for the upcoming Special Stockholder Meeting to be held virtually at 9:00 AM ET on April 12, 2023.
The proposals outlined in the Proxy include the proposed Merger with GRI Bio, Inc. The Merger will result in a clinical-stage biotechnology company focused on discovering, developing, and commercializing innovative therapies targeting serious diseases associated with dysregulated immune responses that lead to inflammatory, fibrotic, and autoimmune disorders.
David Baker, Chief Executive Officer of Vallon, commented, “We appreciate the strong support from Vallon’s voting stockholders and strongly urge all unvoted stockholders of record to vote for all proposals in order to move forward with the Merger. Both Vallon and GRI Bio are excited about the compelling opportunities that the Merger brings to their respective stockholders.”
Of particular importance, approval of Proposal 2 (Reverse Stock Split) is a condition to the consummation of the Merger. Although an overwhelming majority of votes cast to date have supported Proposal 2, approval of this proposal has a higher vote threshold and requires the affirmative vote of holders of a majority of Vallon’s common stock outstanding as of the March 6, 2023 record date. As a result, the Merger cannot be consummated unless Proposal 2 is approved.
EVERY VOTE MATTERS – NO MATTER HOW MANY SHARES YOU OWN
Stockholders of record as of March 6, 2023, are encouraged to vote by either (1) mailing their signed proxy card in the return envelope enclosed with the Proxy (2) providing their proxy instructions via phone by following the instructions on the proxy card or voting instruction form (3) providing their proxy instructions via the Internet by following the instructions on the proxy card or voting instruction form, or (4) as otherwise described in the Proxy.
After careful consideration, Vallon’s board of directors has unanimously (i) determined that the Merger and all related transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Vallon and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated therein, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that each Vallon stockholder vote “FOR” Proposal Nos. 1, 2, 3, 4, and 5.

Vallon stockholders who need assistance in voting their shares may contact Vallon’s proxy solicitor Morrow Sodali LLC by calling (800) 607-0088, or banks and brokers can call collect at (203) 658-9400, or by emailing VLON.info@investor.morrowsodali.com.
YOUR VOTE IS IMPORTANT. VOTE TODAY!
A proxy form or voting instruction form accompanied the special meeting materials Instructions on how to vote, which vary depending on whether you are a registered or beneficial stockholder of the Company, are provided in the proxy form or voting instruction form.
About Vallon Pharmaceuticals, Inc.
Vallon is a clinical-stage biopharmaceutical company, headquartered in Philadelphia, PA. The Company has been focused on the development of new medications to help patients with CNS disorders.
For more information about the Company, please visit www.vallon-pharma.com or connect with us on LinkedIn or Twitter.
References to websites have been provided for convenience, and the information contained on any such website is not a part of, or incorporated by reference into, this press release. Vallon is not responsible for the contents of third-party websites.
Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions. These forward-looking statements are based on Vallon’s and GRI Bio’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding the timing of the completion of the Merger. Actual results may differ from the expectations, estimates and projections expressed by Vallon and GRI Bio herein and consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including, without limitation: (1) the ability of Vallon and GRI Bio to meet the closing conditions in the Merger Agreement, including due to failure to obtain approval of the stockholders of Vallon and GRI Bio or certain regulatory approvals, or failure to satisfy other conditions to closing in the Merger Agreement; (2) the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against Vallon or GRI Bio following the announcement of the Merger Agreement and the transactions contemplated therein, that could give rise to the termination of the Merger Agreement or could otherwise cause the transactions contemplated therein to fail to close; and (3) other risks and uncertainties indicated from time to time in the Proxy, including those under the heading “Risk Factors” in the Proxy and in Vallon’s other filings with the SEC. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.
Important Additional Information
In connection with the proposed Merger between Vallon and GRI Bio, on March 8, 2023, Vallon filed the Proxy with the U.S. Securities and Exchange Commission (the “SEC”), which Proxy had been previously filed, along with certain other related documents, in preliminary form in a Registration Statement on Form S-4, which Proxy constituted both the proxy statement to be distributed to Vallon’s stockholders in connection with Vallon’s solicitation of proxies for the vote by Vallon’s stockholders with respect to the Merger and other matters as may be described in the Proxy, as well as the prospectus relating to the offer and sale of the securities of Vallon to be issued in the Merger. This press release is not a substitute for the Proxy or any other documents that Vallon has filed or may file with the SEC or send to its stockholders in connection with the proposed transactions. BEFORE MAKING ANY VOTING DECISION, VALLON URGES INVESTORS AND STOCKHOLDERS TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT VALLON, THE PROPOSED TRANSACTIONS, AND RELATED MATTERS.
You may obtain free copies of the Proxy and all other documents filed or that will be filed with the SEC regarding the proposed transaction at the website maintained by the SEC at www.sec.gov. Investors and stockholders are urged to read the Proxy and the other relevant materials before making any voting or investment decision with respect to the proposed transactions.
Participants in the Solicitation
Vallon and GRI Bio, and each of their respective directors and executive officers and certain of their other members of management, employees, and agents, may be deemed to be participants in the solicitation of proxies in connection with the proposed transactions. Information about Vallon’s directors and executive officers is included in Vallon’s filings with the SEC, including Vallon’s Annual Report on Form 10-K for the year ended December 31, 2022 (filed with the SEC on February 24, 2023) and the Proxy. These documents can be obtained free of charge from the source indicated above.
No Offer or Solicitation
This press release will not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed Merger shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Investor Contact:
JTC Team, LLC
Jenene Thomas
(833) 475-8247
vallon@jtcir.com